Allianz Life Insurance Company of North America         [Allianz Logo]
Andrew Minten, FSA, MAAA
Variable Products Actuarial

5701 Golden Hills Drive
Minneapolis, MN  55416
Telephone: (763) 765-7899

October 31, 2001

The Board of Directors
Allianz Life Insurance Company of North America
5701 Golden Hills Drive
Minneapolis, MN  55416



                            CONSENT OF ACTUARY


I hereby consent to the inclusion of the Illustrations of Policy Benefits contained in Appendix B and Exhibit F in a Registration Statement Form S-6 registering Flexible Premium Variable Life Insurance Policies. The illustrations have been prepared in accordance with standard actuarial principles and reflect the operation of the Policy by taking into account all charges under the Policy and in the underlying fund, and are shown at a variety of underwriting classifications.

Sincerely,


/s/Andrew Minten
______________________

Andrew Minten, FSA, MAAA